Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Announces the Closing of First Stage Investment by China National Heavy Duty Truck Group Co., Ltd., Parent Company of Sinotruk, a Leading Chinese Commercial Vehicle Manufacturer

•	China National Heavy Duty Truck Group Co., Ltd. (“CNHTC”) purchased a 9.9% ownership in UQM for approximately $5.1 million in this first stage investment.
•

The second stage investment, which is subject to approval by the shareholders of UQM and clearance by the Committee on Foreign Investment in the United States (“CFIUS”), will increase the ownership to 34% of UQM on a fully diluted basis for approximately $23.2 million, for a total of $28.3 million over two stages.

•	The second stage investment is expected to close as those approvals are received.
•	UQM and CNHTC plan to form a joint venture in China to support CNHTC in the Chinese commercial vehicle electrification market and supply other Chinese customers.

LONGMONT, COLORADO, SEPTEMBER 25, 2017 - UQM TECHNOLOGIES, INC. (NYSE American: UQM), announced today it has closed the first stage investment under its stock purchase agreement (the “Agreement”) with China National Heavy Duty Truck Group Co., Ltd. (“CNHTC”) through its wholly owned subsidiary, Sinotruk (BVI) Limited. In this first stage investment, CNHTC has acquired 5,347,300 newly issued common shares of UQM, resulting in a 9.9% ownership interest in UQM. The purchase price is $0.95 per share, which represents a 15% premium over the 30-day closing price average for the period ending on the last trading date before the signing of the Agreement on August 25, 2017. UQM is receiving $5.1 million of cash proceeds from this first closing.

Closing of the second stage investment will require approval by UQM’s shareholders and clearance by the Committee on Foreign Investment in the United States (“CFIUS”). The parties expect the second stage investment to close as soon as those approvals are received.

As part of the Agreement, upon the closing of the first stage investment, Mr. Ma Chunji, Chairman of CNHTC, has been appointed to the Board of UQM as a non-voting observer member. Upon the closing of the second stage investment, (i) UQM will increase the size of its Board to eight members, (ii) the Board observer shall have all the rights of a full Board member and (iii) CNHTC will have the right to nominate two additional Board members, with one CNHTC representative expected to be elected as the Chairman of the Board of UQM.

After the closing of the second stage investment, UQM and CNHTC intend to form a joint venture for the manufacture and sale of electric propulsion systems in China. The parties expect Sinotruk to be a significant purchaser of electric propulsion systems from the joint venture, and other customers will be identified for sales as well. The parties are continuing their work to complete the definitive agreement that will define the terms of this joint venture in China.

“The closing of the first stage investment is a significant milestone in our new relationship with CNHTC,” said Joe Mitchell, President and CEO of UQM. “The proceeds from this investment add strength and stability to our balance sheet. We are now actively engaged to obtain approvals from our shareholders and from the Committee on Foreign Investment in the United States (CFIUS), so that we can finalize the second stage investment from CNHTC. This will allow us to execute on our strategy to become a major player in the electric vehicle propulsion market in China.”

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado.

About China National Heavy Duty Truck Group Co., Ltd

China National Heavy Duty Truck Group Co., Ltd. (“CNHTC”) is the parent company of Sinotruk (Hong Kong) Limited (“Sinotruk”), a leading heavy-duty commercial vehicle manufacturer in China and one of the largest commercial vehicles groups in the world. Its products are distributed in over 90 countries worldwide, including in South America, Africa, Southeast Asia, the Middle East, Ireland and Australia, among many others.

Since its founding in 1950, Sinotruk has had a long and successful history cooperating with international partners in developing new products and markets in China and elsewhere, including Steyr of Austria, MAN SE of Germany, and Cargotec of Finland. CNHTC has two subsidiaries listed on the Shenzhen Stock Exchange and the Hong Kong Stock Exchange, respectively.

Forward-Looking Statements

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things: (i) the receipt and timing of required approvals and satisfaction of other significant conditions to the closing of the transaction with CNHTC, (ii) the failure to reach binding or definitive agreement between the parties regarding the potential formation of the joint venture; (iii) UQM’s ability to successfully gain access to the Chinese electric vehicle market as a result of the anticipated joint venture transaction; (iv) uncertainties as to the future operating and financial condition of the joint venture; (v) difficulties or unanticipated expenses in connection with forming or operating the joint venture; (vi) the risk that the potential transactions disrupt our other operations, including the potential loss of any existing customer or supplier relationships in China or globally; (vii) UQM’s ability to secure the anticipated benefits of the investment and the potential JV for its shareholders, customers, and employees, and (viii) the impact of any changes in general economic and market conditions. Closing of the transaction is subject to the receipt of necessary approval from UQM’s shareholders, and approval from regulatory authorities. Other important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-KT and Form 10-Q, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.